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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

June 12, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Current Report on Form 8-K dated June 12, 2002 of Kupper Parker Communications, Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP

Arthur Andersen LLP

cc:  John J. Rezich
     Executive Vice President and Chief Financial Officer
     Kupper Parker Communications, Incorporated